Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Peabody Energy Corporation Australian Employee Stock Purchase Plan for the registration of 1,000,000 shares of Peabody Energy Corporation common stock of our reports dated February 20, 2007, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2006, Peabody Energy Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Peabody Energy Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

November 14, 2007